EXHIBIT 21

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

The following lists the principal direct and indirect subsidiaries of Johnson Outdoors Inc. as of September 28, 2007.  Inactive subsidiaries are not presented:

Name of Subsidiary(1)(2)	Jurisdiction in which Incorporated
Johnson Outdoors Canada Inc.	Canada
Old Town Canoe Company	Delaware
Leisure Life Limited (d/b/a Johnson Outdoors Watercraft Sport and Leisure Group)	Michigan
Techsonic Industries, Inc. (d/b/a Humminbird)	Alabama
Under Sea Industries, Inc.	Delaware
JWA Holding B.V.	Netherlands
Johnson Beteiligungsgesellschaft GmbH	Germany
Scubapro Taucherauser GmbH	Germany
Uwatec AG	Switzerland
Scubapro Asia Pacific Ltd.	Hong Kong
Uwatec Batam	Indonesia
Scubapro Asia, Ltd.	Japan
Scubapro Espana, S.A.(3)	Spain
Scubapro Eu AG	Switzerland
Scubapro Europe Benelux, S.A.	Belgium
Johnson Outdoors France	France
Scubapro/Uwatec S.A.	France
Scubapro Europe S.r.l	Italy
Scubapro Italy S.r.l.	Italy
Scubapro (UK) Ltd.(4)	United Kingdom
Scubapro-Uwatec Australia Pty. Ltd.	Australia
Johnson Outdoors Watercraft UK	United Kingdom
Johnson Outdoors Watercraft Ltd.	New Zealand
Lendal Products Ltd.	Scotland

(1)	Unless otherwise indicated in brackets, each company does business only under its legal name.
(2)	Unless otherwise indicated by footnote, each company is a wholly-owned subsidiary of Johnson Outdoors Inc. (through direct or indirect ownership).
(3)	Percentage of stock owned is 98%.
(4)	Percentage of stock owned is 99%.